Exhibit 5.1

Alan D. Hambelton

+1 206 452 8756

ahambelton@cooley.com

June 9, 2021

Accolade, Inc.

1201 Third Avenue, Suite 1700

Seattle, WA 98101

Re:        Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Instructure, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 325,992 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), pursuant to the PlushCare, Inc. Stock Incentive Plan (the “Plan”), which has been assumed by the Company.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plan and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/Alan D. Hambelton
Alan D. Hambelton

Cooley LLP    1700 Seventh Avenue     Suite 1900     Seattle, WA    98101-1355
t: (206) 452-8700   f: (206) 452-8800   cooley.com